REGISTRATION NO.
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                       SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549
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                                   Form SB - 2
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                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           12 To 20 PLUS, INCORPORATED
             (Exact name of registrant as specified in its charter)

        Nevada                              9995                 86-0955239
--------------------------------------------------------------------------------
(State or other jurisdiction of  (Primary Standard Industrial  (IRS Employer
incorporation or organization)   Classification Code Number) identification No.)

                              3485 Sacramento Drive
                                     Suite F
                        San Luis Obispo, California 93401
                                 (805) 543-7228
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Maralyn Shane
                                1317 Pauline Way
                             Las Vegas, Nevada 89104
                                 (702) 382-9648
(Name, address, including zip code, and telephone number, including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[X]

                         CALCULATION OF REGISTRATION FEE

--------------------- ----------------------- ------------------------- ------------------------- --------------------
   Title of each                                      Proposed                  Proposed
      Class of                                        Maximum                   Maximum                Amount of
   Securities to           Amount to be            Offering Price              Aggregate             Registration
   be registered            Registered                per unit               Offering price               Fee
--------------------- ----------------------- ------------------------- ------------------------- --------------------

Common stock                29,700,000           $0.25 per share (1)           $7,425,000               $683.10
--------------------- ----------------------- ------------------------- ------------------------- --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.(1)



                                   PROSPECTUS

                        29,700,000 shares of common stock

                           12 TO 20 PLUS, INCORPORTED

     29,700,000 shares of common stock of12 to 20 Plus, Incorporated. ($ 0.25 per share)

This is an offering of 29,700,000 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares and the selling shareholders may, but are not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This investment involves a high degree of risk. See "Risk Factors," which begins on page 7.

Neither the SEC nor any state securities commission has approved or disapproved these securities, passed upon the adequacy or accuracy of this prospectus, or made any recommendation that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.

The date of this prospectus is April 9, 2003.

We intend to furnish our stockholders with annual reports containing audited financial statements.

This prospectus contains certain "forward-looking statements" which involve substantial risks and uncertainties. When used in this prospectus the forward-looking statements are often identified by the use of such terms and phrases as "anticipates," "believes," "intends," "estimates," "plans," "expects," "seeks," "scheduled," "foreseeable future" and similar expressions. Although we believe the understandings and assumptions on which the forward-looking statements in this prospectus are based are reasonable, our actual results, performances and achievements could differ materially from the results in, or implied by, these forward-looking statements, including those discussed under the caption "Risk Factors."

                                TABLE OF CONTENTS

                                                                            Page
PART I - Summary Information and Risk Factors ...............................  5

      Prospectus Summary ....................................................  5

      The Offering ..........................................................  5

      Summary of Financial Information ......................................  5

      Risk Factors ..........................................................  5

      Forward-Looking Statements ............................................ 10

      Use of Proceeds ....................................................... 10

      Determination of Offering Price ....................................... 10

      Dilution .............................................................. 10

      Selling Security Holders .............................................. 11

      Plan of Distribution .................................................. 14

      Legal Proceedings ..................................................... 15

      Directors, Executive Officers, Promoters and Control Persons .......... 15

      Security Ownership of Certain Beneficial Owners and Management ........ 15

      Description of Securities ............................................. 16

      Interests of Named Experts and Counsel ................................ 17

      Description of Business ............................................... 17

      Management's Discussion and Analysis or Plan of Operation ............. 19

      Description of Property ............................................... 21

      Certain Relationships and Related Transactions ........................ 21

      Market for Common Equity and Related Shareholder Matters .............. 21

      Dividend Policy ....................................................... 21

      Executive Compensation ................................................ 22

      Shares Eligible For Future Sale ....................................... 22

      Legal Matters ......................................................... 22

      Experts ............................................................... 22

      Additional Information ................................................ 23

      Transfer Agent ........................................................ 23

      Changes in and Disagreements with Accountants on Accounting and Financial Disclosures .......................................... 23

PART II - Financial Statements .............................................. 24

PART III - Information Not Required in Prospectus ........................... 36

      Recent Sales of Unregistered Securities ............................... 36

      Exhibits .............................................................. 37

      Undertakings .......................................................... 38

      Signatures ............................................................ 38

                                     PART I

                      SUMMARY INFORMATION AND RISK FACTORS.

                               PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we," or the "Company," refer to 12 to 20 Plus, Incorporated, a corporation formed under the laws of the State of Nevada on April 29, 1996.

12 to 20 Plus, Incorporated, a Nevada corporation, is a development stage company engaged in the research, development and marketing of medicated skin care and dietary supplement products.

Our executive offices are located at 3485 Sacramento Drive, Suite F, San Luis Obispo, California 93401. Our telephone number is (805) 543-7228.

                                  THE OFFERING

Price per share offered                                        $0.25*
Common stock offered by selling shareholders                   29,700,000 shares
Common stock outstanding prior to this offering                29,700,000 shares
Common stock to be outstanding after the offering              29,700,000 shares

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                        SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

        Income Statement                For the period from January 1, 2002 to
                                        December 31, 2002 (audited)
                                        ---------------------------
        Revenues                         $      0

        Net Income (Loss)                $(20,916)
        Net Income (Loss) per Share      $*

        Balance Sheet                    As of December 31, 2002 (audited)
        Total Assets                     $ 30,779
        Total Liabilities                $ 61,051
        Shareholders' Equity (Deficit)   $(30,272)

      * Less than 0.001 per share

                                  RISK FACTORS

Limited operating history; anticipation of losses.

The Company was incorporated on April 29, 1996. The Company is a development stage business with a limited operating history. Companies in an early stage of development frequently encounter many risks, expenses and difficulties, especially if they operate in new and rapidly evolving markets such as the healthcare services sectors that the Company has targeted. The risks faced by the Company include, but are not limited to, the need to continue to raise debt and/or equity capital, a new and evolving business model and the management of growth. To address these risks, the Company must, among other things, continue to develop the strength and quality of its operations, maximize the value delivered to clients, respond to competitive developments and continue to attract, retain and motivate qualified employees and managers. If the Company is not successful, its business, results of operations and financial condition will be materially and adversely affected.

The Company cannot be sure that it will be successful in implementing the Company's business model or that its business model will not require further changes as its business and target markets mature. In addition, the Company intends to continue to invest heavily in infrastructure development and marketing. The Company will need to raise substantial amounts of debt and/or additional equity capital to fund these operations. As a result, the Company expects to incur operating losses for the foreseeable future and will need to raise capital to fund these losses. The Company may not be able to achieve or sustain profitability.

The Company will require significant future capital and its ability to raise additional capital is uncertain.

The expansion and development of the Company's business will require significant additional capital. The Company will need to secure financing in order to fund its operations. The Company may be unable to raise additional capital on acceptable terms, or at all. If the Company is unable to raise additional capital, its business will be significantly harmed, including its ability to meet its operating capital requirements and to compete successfully. Furthermore, any debt financing, if available, may involve restrictive covenants, which may limit the Company's operating flexibility with respect to certain business matters. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's existing stockholders will be reduced, its stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the Company's existing stockholders.

To succeed the Company will need to secure and fill new orders from its customers because it is not likely to have long-term agreements or exclusive contracts with them.

The Company does not anticipate that it will be able to enter into long-term agreements or exclusive guaranteed order contracts with many or any customers that it may acquire. Its success will depend on its ability to continually secure new orders from existing and new customers and to fill such orders in a timely fashion. In most or all cases, the Company's customers will be free to place orders or do business with our competitors, and in most if not all cases, our retail customers have a right to return 100% of unsold product. Therefore, the Company must maintain positive relationships with its customers. If it fails to maintain positive relationships with its customers, it may be unable to generate new orders and its business may be adversely affected.

The sale our products involves product liability and other risks.

Like any other distributor or manufacturer of medicated skin care and dietary supplement products, we face an inherent risk of exposure to product liability claims if the use of our products results in illness or injury. If we do not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on our business. Manufacturers and distributors of medicated skin care products and dietary supplements have been named as defendants in product liability lawsuits from time to time. While the Company maintains liability insurance, the successful assertion or settlement of claim may exceed the limits of our policy and/or result in higher premium costs in the future. Such events would harm us by adding further costs to our business and by diverting the attention of our senior management from the operation of our business.

Some of our products contain innovative ingredients or combinations of ingredients, and there is little long-term experience with human exposure to, and consumption of, these ingredients or combinations in concentrated form. In addition, interactions of these products with other similar products, prescription medicines and over-the-counter drugs have not been fully explored. There are no conclusive clinical studies regarding many of our products. We depend upon customer perceptions about the safety and quality of our products and of similar products distributed by our competitors. The mere publication of reports asserting that a particular product may be harmful may substantially reduce or eliminate sales of the product, regardless of whether the reports are scientifically supported and regardless of whether the harmful effects would be present at recommended dosages.

We depend on third party shippers to deliver our products in a timely manner.

Our product distribution relies on third-party delivery services, including the United States Postal Service and United Parcel Service. Strikes and other interruptions may delay the timely delivery of customer orders, and customers may refuse to purchase our products because of this loss of convenience.

Extensive governmental regulation could limit our sales or add significant additional costs to our business.

Governmental regulation may limit our sales or add significant additional costs to our business. The two principal federal agencies that regulate our products are the Food and Drug Administration and the Federal Trade Commission. Among other matters, FDA regulations govern claims that assert the health and nutritional value of a product. Many FDA and FTC remedies and processes, including imposing civil penalties in the millions of dollars and commencing criminal prosecution, are available under federal statutes and regulations if product claims violate the law. Similar enforcement action may also result from noncompliance with other regulatory requirements, such as FDA labeling rules. The FDA also reviews some product claims that companies must submit for agency evaluation and may find them unacceptable. State, local and foreign authorities may also bring enforcement actions for violations of these laws. In addition, because we sell products outside the United States, our business is also subject to the risks associated with United States and foreign legislation and regulations relating to exports.

Failure to properly manage growth could adversely affect the Company's business.

The Company intends to grow its business internally. Any such growth will increase the demands on the Company's management, operating systems and internal controls. The Company's existing management resources and operational, financial, human and management information systems and controls may be inadequate to support existing or expanded operations. The Company may be unable to manage growth successfully. If the Company grows but is unable to successfully manage such growth, its business will suffer and its capacity for future growth will be significantly impaired. Because of these factors, the Company may be unable to predict with any degree of accuracy its future ability to grow or rate of growth.

Failure to attract, train and retain skilled managers and other personnel could increase costs or limit growth.

The Company believes that its future success will depend in large part upon its ability to attract, train and retain additional highly skilled executive-level management and creative, technical, financial and marketing personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be successful in attracting, training and retaining such personnel. The Company's need for executive-level management will increase if it grows. Most of the Company's employees have joined the Company recently. If the Company fails to attract, train and retain key personnel, its business, operating results and financial condition will be materially and adversely affected.

The Company operates in a developing market.

The medicated skincare and dietary supplement markets have experienced occasional slowdowns. The market for the Company's products may not develop, and therefore, consumers may not adopt the Company's products. If the market for the Company's products fail to develop, or develops more slowly than expected, or if its services do not achieve market acceptance, the Company's business, operating results and financial condition will be materially and adversely affected.

The Company's business is subject to continuous change.

The market for the products the Company intends to provide is characterized by rapid changes in the competitive landscape, changing consumer requirements and preferences, new service and product introductions and evolving industry standards that could render the Company's products obsolete. The Company's success will depend, in large part, on its ability to improve such products, develop new products that address the increasingly sophisticated and varied needs of the Company's customers, and respond to technological advances, emerging industry standards and practices, and competitive product offerings. The Company may not be successful in responding quickly, cost-effectively and sufficiently to these developments. If the Company is unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or requirements, its business, results of operations and financial condition would be materially adversely affected.

The Company is dependent on its management team.

The Company's success depends largely on the skills of certain key management. The Company does not have employment agreements with its executive officers, key management or other employees and, therefore, they could terminate their employment at any time without penalty. The Company does not maintain key person life insurance policies on any of its employees. The loss of one or more of its key employees could seriously harm its business. The Company may not be able to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms. In addition, since the Company has a limited operating history, all of its officers are relatively new to the Company and their ability to effectively work together as a team is unproven. The Company's success depends on their ability to work together effectively. If the management team fails to work together effectively, the Company's business will be harmed.

The Company operates in a highly competitive market.

The markets for over-the-counter medicated skin products and dietary supplements are highly competitive. The Company believes that competition will intensify and increase in the future. The Company's competitors include other providers of over-the-counter medicated skin product remedies and dietary supplements. Since the Company is recently formed, has a limited history of business operations and has not previously raised significant capital, virtually all of these competitors enjoy substantial competitive advantages, such as:

o        existing products and services and experience in the marketplace;
o        greater name recognition and larger marketing budgets and resources;
o        established marketing and customer relationships; and
o        substantially greater financial, technical and other resources.

As a result, these competitors may be able to respond more quickly and effectively than the Company to new or changing opportunities, technologies or customer requirements. Existing or future competitors may develop or offer products that provide price, service, number or type of providers or other advantages over those the Company intends to offer. If the Company fails to compete successfully against current or future competitors with respect to these or other factors, its business, financial condition, and results of operations may be materially and adversely affected.

Government regulation and legal uncertainties could adversely affect the Company's business.

Licensing laws and regulations often differ materially between states and within individual states such laws and regulations are subject to amendment and reinterpretation by the agencies charged with their enforcement. If the Company becomes subject to any licensing or regulatory requirements, the failure to comply with any such requirements could lead to a revocation, suspension or loss of licensing status, termination of contracts and legal and administrative enforcement actions. The Company cannot be sure that a review of its current and proposed operations will not result in a determination that could materially and adversely affect its business, results of operations and financial condition. Moreover, regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise affecting or restricting the Company's ability to conduct its business as proposed to be conducted.

Shareholders could experience substantial dilution.

The Company intends to issue additional shares of its equity securities to raise additional cash for working capital. If the Company issues additional shares of its capital stock, shareholders will experience dilution in their respective percentage ownership in the Company.

There can be no assurance that the Company's common stock will ever be publicly traded or appreciate significantly in value.

The Company, in conjunction with certain broker-dealers, intends to apply to the National Association of Securities Dealers to have its stock publicly traded on the Nasdaq Over-the-Counter Electronic Bulletin Board. No assurance can be given that such regulatory approval will ever be received. If the Company's common stock becomes publicly traded, no assurance can be given that the Company's common stock will ever be traded on an established national securities exchange or that the Company's business strategy will be well received by the investment community.

No present intention to pay dividends.

The Company has never paid dividends or made other cash distributions on the common stock, and does not expect to declare or pay any dividends in the foreseeable future. The Company intends to retain future earnings, if any, for working capital and to finance current operations and expansion of its business.

Penny stock regulation.

The Securities and Exchange Commission (the "SEC") has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

                           FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

                                 USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 29,700,000 shares offered by the selling shareholders. We will, however, pay the costs of registering those shares.

                         DETERMINATION OF OFFERING PRICE

We arbitrarily determined the price of the shares in this offering solely for the purpose of calculating the registration fee pursuant to Rule 457 and it is not an indication of the actual value of the Company. Therefore, the offering price bears no relationship to our book value, assets or earnings, or to any other recognized measure of value and it should not be regarded as an indicator of any future market price of the securities.

                                    DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering.

                            SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of March 31, 2003, and the number of shares being registered. All information with respect to share ownership has been furnished by the selling shareholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.


------------------------------------------ ---------------- --------------------

Selling Shareholders                      Shares of Common      Shares of Common
                                               Stock Owned      Stock to be Sold
------------------------------------------ ---------------- --------------------
Chris Allen                                           6,000                6,000
------------------------------------------ ---------------- --------------------
Ascot Chase Co.                                     720,000              720,000
------------------------------------------ ---------------- --------------------
Robert Atwell                                         6,000                6,000
------------------------------------------ ---------------- --------------------
John J. Badger                                        6,000                6,000
------------------------------------------ ---------------- --------------------
Brunton Bauer & Hannah Bauer                         51,462               51,462
------------------------------------------ ---------------- --------------------
Joseph Jay Binsfeld                                  90,000               90,000
------------------------------------------ ---------------- --------------------
Michael Grant Blanchard                              90,000               90,000
------------------------------------------ ---------------- --------------------
Broadwalk Investment Corp.                        3,760,000            3,760,000
------------------------------------------ ---------------- --------------------
Bryan Stone Trust                                    28,098               28,098
------------------------------------------ ---------------- --------------------
Robert L. Cashman                                     6,000                6,000
------------------------------------------ ---------------- --------------------
Andrew N. Cattano                                    44,460               44,460
------------------------------------------ ---------------- --------------------
Coslabs, Ltd.                                     4,518,738            4,518,738
------------------------------------------ ---------------- --------------------
Lynn G. Cranmer                                      30,402               30,402
------------------------------------------ ---------------- --------------------
Gary M. Dolan                                        33,894               33,894
------------------------------------------ ---------------- --------------------
Lawrence M. Field                                    87,462               87,462
------------------------------------------ ---------------- --------------------
David Fitzpatrick                                    36,234               36,234
------------------------------------------ ---------------- --------------------
John Folio                                           90,000               90,000
------------------------------------------ ---------------- --------------------
Marcie Jo Van Hemmel                                 90,000               90,000
------------------------------------------ ---------------- --------------------
Michael Frankenburger                                 6,000                6,000
------------------------------------------ ---------------- --------------------

H. Bana, Ltd.                                       900,000              900,000
------------------------------------------ ---------------- --------------------
R. Donald Hagerman                                   28,098               28,098
------------------------------------------ ---------------- --------------------
Doug Hamby                                            6,000                6,000
------------------------------------------ ---------------- --------------------
Linda Hannon                                        540,000              540,000
------------------------------------------ ---------------- --------------------
R. Jeffrey Herten                                    53,874               53,874
------------------------------------------ ---------------- --------------------
John Hickey                                         828,000              828,000
------------------------------------------ ---------------- --------------------
Cindy Jackson & Keven Jackson JT                     90,000               90,000
------------------------------------------ ---------------- --------------------
Elizabeth Jaeger                                    540,000              540,000
------------------------------------------ ---------------- --------------------
David Kagel                                          90,000               90,000
------------------------------------------ ---------------- --------------------
Dale W. King                                         25,758               25,758
------------------------------------------ ---------------- --------------------
Martha Kreider                                       90,000               90,000
------------------------------------------ ---------------- --------------------
Kirk Kroloff                                         90,000               90,000
------------------------------------------ ---------------- --------------------
Chris Mackey                                         90,000               90,000
------------------------------------------ ---------------- --------------------
David Mackey                                         30,000               30,000
------------------------------------------ ---------------- --------------------
Pamela Mackey                                        90,000               90,000
------------------------------------------ ---------------- --------------------
John T. Mahnke                                       49,230               49,230
------------------------------------------ ---------------- --------------------
Salli Marinov                                       790,000              790,000
------------------------------------------ ---------------- --------------------
Brendan V. McAdams                                   72,630               72,630
------------------------------------------ ---------------- --------------------
Richard McAtee                                       30,402               30,402
------------------------------------------ ---------------- --------------------
Patrick McMullen                                    450,000              450,000
------------------------------------------ ---------------- --------------------
Merrill, Lynch, Pierce,Fenner & Smith Co.            60,000               60,000
------------------------------------------ ---------------- --------------------
Donald Miller                                        25,758               25,758
------------------------------------------ ---------------- --------------------
Dennis Mitchem                                       90,000               90,000
------------------------------------------ ---------------- --------------------
Donald R. Monaco                                     39,744               39,744
------------------------------------------ ---------------- --------------------
Robert Neal                                          28,098               28,098
------------------------------------------ ---------------- --------------------
North American Equities                           4,500,000            4,500,000
------------------------------------------ ---------------- --------------------
Roice Norwood                                        90,000               90,000
------------------------------------------ ---------------- --------------------
Overland Food Company                               900,000              900,000
------------------------------------------ ---------------- --------------------
Michael Paloma                                        6,000                6,000
------------------------------------------ ---------------- --------------------
Charles S. Putnam, Jr.                               25,758               25,758
------------------------------------------ ---------------- --------------------

Theodore Roetken                                     90,000               90,000
------------------------------------------ ---------------- --------------------
Salli Marinov C/F Marissa Royle UGMA AZ              90,000               90,000
------------------------------------------ ---------------- --------------------
L. Robert Sattenspiel                               450,000              450,000
------------------------------------------ ---------------- --------------------
Sedona Horizons Corporation                          90,000               90,000
------------------------------------------ ---------------- --------------------
Carol Slavin                                      1,080,000            1,080,000
------------------------------------------ ---------------- --------------------
Rodger Spainhower                                     6,000                6,000
------------------------------------------ ---------------- --------------------
Michael Staudemeier                                 450,000              450,000
------------------------------------------ ---------------- --------------------
Robert Strahl                                         6,000                6,000
------------------------------------------ ---------------- --------------------
Brianna Tennant                                     100,000              100,000
------------------------------------------ ---------------- --------------------
Brianna Tennant & J.D. Tennant                      720,000              720,000
------------------------------------------ ---------------- --------------------
J.D. Tennant                                        100,000              100,000
------------------------------------------ ---------------- --------------------
Nicolaas H. Vandenbrekel                              6,000                6,000
------------------------------------------ ---------------- --------------------
Richard Vonstein                                     30,402               30,402
------------------------------------------ ---------------- --------------------
Dan Walters                                           6,000                6,000
------------------------------------------ ---------------- --------------------
John Warkentin                                       67,932               67,932
------------------------------------------ ---------------- --------------------
Wells Fargo Investments, L.L.C.                       6,000                6,000
------------------------------------------ ---------------- --------------------
Werbel Family Trust                                  36,918               36,918
------------------------------------------ ---------------- --------------------
Richard C. Williams                                  54,648               54,648
------------------------------------------ ---------------- --------------------
David Young                                       1,280,000            1,280,000
------------------------------------------ ---------------- --------------------
Joann Young                                          90,000               90,000
------------------------------------------ ---------------- --------------------
Philip M. & Joann Young Family Trust              4,140,000            4,140,000
------------------------------------------ ---------------- --------------------
Zenac, Inc.                                         450,000              450,000
------------------------------------------ ---------------- --------------------
Total                                            29,700,000           29,700,000
------------------------------------------ ---------------- --------------------

                              PLAN OF DISTRIBUTION

The 29,700,000 shares being offered by the selling shareholders may be sold or distributed from time-to-time by the selling shareholders or their transferees directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire shares as principals. Such sales or distributions may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers that may vary. The distribution of the shares may be effected in one or more of the following methods:

     --   ordinary brokerage transactions, including long or short sales,

     -- transactions involving cross or block trades, or otherwise on the OTC Bulletin Board,

     -- purchases by brokers, dealers, or underwriters as principals and subsequent resales by the purchasers for their own accounts pursuant to this prospectus,

     -- sales "at the market" to, or through, market makers or into an existing market for the shares,

     -- sales not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

     -- transactions involving options, swaps, or other derivatives, whether exchange-listed or otherwise, or

     -- transactions involving any combination of the foregoing or any other legally available means.

In addition, a selling shareholder may enter into hedging transactions with one or more broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. A selling shareholder may also enter into option or other transactions with one or more broker-dealers requiring the delivery of the shares by such broker-dealers with the possibility that such shares may be resold thereafter pursuant to this prospectus.

A broker, dealer, underwriter, or agent participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of the shares for whom such person may act as an agent, to whom such person may sell as principal, or both; and such compensation as to a particular person may be in excess of customary commissions. The selling shareholders and any broker-dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares, including legal and accounting fees, and such costs and expenses are estimated to be approximately $26,483.

We have informed the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they will be required to comply with certain anti-manipulative rules contained in Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchaser, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

                                LEGAL PROCEEDINGS

No legal proceedings have been or are currently being undertaken for or against the Company, nor are we aware of any contemplated proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving the Company are as follows:

Name                             Age        Positions Held and Tenure
--------------------------------------------------------------------------------
Carol Slavin                     60    Director, President        April 12, 2002
Linda Hannon                     60    Director, Secretary        April 12, 2002
Elizabeth Yaeger                 30    Director                   April 12, 2002

Carol Slavin, 60 , Director/President, has 26 years experience encompassing every phase of consumer product development from labeling requirements to source components and suppliers. In addition, Ms. Slavin has been involved in all aspects of the nutritional supplement products business for over 10 years. A former fashion editor, she also has an extensive public relations, promotion and media writing background. Special assignments she created on a freelance basis include initiating a liaison with the White House to obtain then First Lady Betty Ford as honored guest for a City of Hope Medical Center fund raiser and successful execution of extensive broadcast and print coverage for the National Father's Day Council and the International Fashion Group programs, Los Angeles chapter. Ms. Slavin has completed courses in Journalism and English at Cerritos College, and was previously employed by Neurochemical Research Corporation for the past 5 years.

Linda Hannon, 60, Director/Secretary, has served for the past 5 years as a Customer Service Supervisor for AutoDoc Software, a producer of Palm Pilot software for physicians. Previously, she worked in customer service for LabCo Pharmaceuticals' hospital, clinical market segment and industrial accounting in the nutritional supplement and energy industries, as well as with Eagle Energy, a petroleum business. Ms Hannon has studied business and accounting at Cuesta College.

Elizabeth Jaeger, 30, Director, is Vice President and Marketing Director for Cannon Associates, a civil engineering and planning firm whose major client is UNOCAL and has served in that capacity for the past 5 years. She is a graduate of the University of Washington with a B.A. degree in communications.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2003, certain information with respect to the beneficial ownership of our common stock by (i) each director and officer of the Company, (ii) each person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner           Shares Beneficially
or Name of Officer or Director           Owned                    Percent

Carol Slavin                           1,080,000                    3.6%
Director/President
P.O. Box 260
Santa Margarita, CA 93453

Linda Hannon                             540,000                    1.8%
Director/Secretary
33 Villa Santa Barbara
Paso Robles, CA 93446

Elizabeth Jaeger                         540,000                    1.8%
Director/Secretary
132 Broad Street
San Luis Obispo, CA 93405

Broadwalk Investment Corp              3,760,000                   12.7%
P.O. Box 260
Santa Margarita, CA 93453

Coslabs, Ltd.                          4,518,738                   15.2%
1350 E. Flamingo #1091
Las Vegas, NV 89719

North American Equity                  4,500,000                   15.2%
P.O. Box 101
Santa Margarita, CA 93453

Philip M. Young & JoAnn Young          4,140,000                   13.9%
FamilyTrust
18036 N. 15th  Street
Phoenix, AZ 85022
________________________________________________________________________
Total Director/Officer/               19,078,738                   64.2%
5% Owners

                            DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of the company consists of 100,000,000 shares of common stock having a par value of $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

                             DESCRIPTION OF BUSINESS

                                   The Company

The Company was originally incorporated in the State of Nevada on April 29, 1996 as "Loughran/Go Corporation" (See Exhibit 3.1.). On April 12, 2002, the Company entered into an Agreement and Plan of Merger with 12 to 20 Plus, Incorporated (12 to 20), a Delaware corporation, whereby 12 to 20 was merged into the Company, and the Company was the surviving company. The Articles of Merger were filed with the Secretary of State of Nevada on May 8, 2002 (See Exhibit 3.3). The Company filed Articles of Amendment to Charter amending its Articles of Incorporation with the Secretary of State of Nevada to change the Company's name to "12 to 20 Plus, Incorporated" (See Exhibit 3.4).

Immediately prior to the effective date of the merger, the Company had 500,000 shares of its common stock issued and outstanding. Pursuant to the Plan of Merger, the Company issued an additional 950,000 shares to the shareholders of 12 to 20. Thus, upon the consummation of the merger, the Company had 1,450,000 shares of its common stock issued and outstanding out of 25,000,000 shares authorized.

On June 20, 2002, a majority of the shareholders of the Company authorized a forward stock split of three (3) shares of the common stock of the Company for every one (1) share of the common stock of the Company held by shareholders of the Company at the date of the merger. Immediately prior to the stock split there were 4,450,000 shares of the Company's common stock issued and outstanding. Upon the date, and as a result, of the stock split, the Company had 13,350,000 shares of issued and outstanding common stock.

On October 28, 2002, a majority of the shareholders authorized an increase in the authorized capital of the Company from 25,000,000 shares of common stock to 100,000,000 shares of common stock. A Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State on November 1, 2002 (See Exhibit 3.5).

On October 30, 2002, a majority of the shareholders of the Company authorized a forward stock split of six (6) shares of common stock of the Company for every one (1) share of the common stock of the Company held by shareholders as of that date. Three (3) shareholders also returned 8,400,000 shares of common stock to the treasury of the Company. Immediately prior to the stock split there were 4,950,000 shares of the Company's common stock issued and outstanding. Immediately after the stock split the Company had 29,700,000 shares of its common stock issued and outstanding.

                                  The Business

12 to 20 Plus, Inc. has researched and developed an innovative Acne Therapy System(TM), driven by the market void for effective over-the-counter products that treat acne skin conditions without irritation. The 12 to 20 Plus concept is counter to the acne treatment industry's marketing of harsh products which are designed to "strip away" acne and while the acne is being stripped, the skin is being robbed of its natural moisture and the acne condition is actually being aggravated in the process.

12 to 20 Plus products offer the following benefits over typical acne treatment products:

     a.   reduced irritation
     b.   moisture retention properties
     c.   maintenance of skin's natural pH balance
     d.   skin healing qualities

The complete system of product use is key to the marketing concept. The 12 to 20 Plus system is gentle enough for daily use and primarily designed to help control and prevent acne conditions from taking over.

Acne treatment products are constantly in demand, and demand for less-irritating products is skyrocketing. While teenagers are the primary demographic targets, there has been a shift to develop remedies geared toward adults. Retailers say adult acne is an area of increased interest and it is an increasing problem due to environmental stress. Dermatologists report that since adults have more sensitive skin, their acne needs to be treated differently than teenage breakouts. The ingredients in the Company's products are gentle enough to treat adult skin.

The product mix combines high purity drying and peeling agents (for the purpose of exfoliation), chosen for their gentleness to skin along with biological and botanical extracts and water-soluble humectants that gently, powerfully and quickly treat acne conditions. Zit Stick, a handy carry-around remedy in a pocket-size container is odorless, colorless and greaseless; a product developed to treat skin blemishes any time of the day. Companion products include Pimple Pencil(TM), a medicated cover stick in a pencil and soothing Blemish -Free Skin Enhancer Lotion(TM) containing antioxidants, vitamins and enzymes plus silky smooth amino acids for beautiful skin.

Acquisition and Overview of Operating Division

Because of its highly technical approach to advanced product development technology, 12 to 20 Plus, Inc. seized the opportunity to acquire certain assets of Nuerochemical Research Corporation, a Nevada corporation ("NRC"), in exchange for an assumption of certain liabilities of NRC, a company with a shared philosophy already operating in retail markets. The consummation of this asset acquisition occurred on February 25, 2003 (See Exhibit 3.6).

Now known as Neurochemical Research Group, the division markets highly efficient condition-specific dietary supplements containing the most sophisticated combination of extensively researched nutritional elements available. These products utilize potent pharmaceutical grade "amino acids", important protein constituents that serve as neurotransmitter precursors, membrane stabilizers and enzyme precursors. For energy production and other body functions, the utilization of amino acids is improved by providing the proper nutrients, such as antioxidants, to support their activities.

VisionKare(TM) contains advanced beneficial nutrients that are the first effective treatment to slow the progression of the disease known as age-related macular degeneration (AMD), according the results of a 9-year National Eye Institute Study. ChemoKare(TM), containing grape extracts which possess chemoprotective properties, slows onset and growth of new cancer cells while promoting growth of healthy cells. NRG also markets QuitSystem(R) neuronutrient supplementation substance abuse therapies formulated to compensate for neurochemical imbalances in brain chemistry which are caused by genetics, long-term abuse and lack of ability to absorb nutrients.

With Anaplex(TM), NRG has created a new class of antidepressants based on a nutritive-designed therapy and a new category at retail - OTC depression. The product is an alternative to prescription antidepressant drugs, based on a "no side effects profile". A lack of specific nutrients, especially amino acids which make the brain function smoothly, can result in confusion, personality changes and stress-related depression, a problem which Anaplex addresses.

Retail sales in the mushrooming dietary supplement business are expected to hit $21 billion by year 2007, according to Frost & Sullivan.

Neurochemical has begun to build the Anaplex(TM) brand with distribution in Longs Drug Stores, a recognized leader in the chain drug industry trading on the NYSE since 1971 and one of the top ten chains in the Western States with over 400 stores. The division has run full page, full color consumer ads advertising Anaplex in Alternative Medicine magazine and Psychology Today and has planned insertions in T Magazine, Newsweek HealthShowcase editions and People Magazine.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion is intended to provide an analysis of the Company's financial condition and Plan of Operation and should be read in conjunction with the Company's financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

Acne Products

12 to 20 Plus, Inc. has researched and developed an innovative Acne Therapy System(TM), driven by a market void of effective over-the-counter products that treat acne skin conditions without irritation.

12 to 20 Plus will be taken to market as a complete Acne Therapy System for the prevention, control and treatment of acne skin conditions. Dual purpose product benefits will be promoted in advertising that will position the products as medicated cosmetics which enhance and beautify skin while working to clear and control acne related skin problems.

Renowned researchers are proclaiming the new technology ingredients in 12 to 20 Plus formulations as the "next generation in skin care". The Company will capitalize on the incorporation of two super trends in skin care-high tech and natural-positioning in its consumer advertising campaign.

Additionally, the Company will participate in e-commerce with Drug Store. Com and Beauty Online where consumer spending on skin care, cosmetics and fragrances is expected to jump to $553 million in 2003. The Company will launch a marketing campaign to dermatologists via direct mail efforts and educational Web site.

Distribution will be accomplished through brokers and distributors in selected U.S. markets.

According to A.C. Nielsen, sales of acne remedies in the drug, mass and supermarket channels reached $343 million in the 52-week period ended May 19, 2001. The medicated skin care market increased 7.9% in food channels with sales in excess of $88 million; 12.7% at drug stores bumping sales to about $95 million and experienced a 16.8% gain at mass merchants where sales exceed $120 million. The international market for acne remedies is estimated at another $400 million, bringing the total potential market to around $800 million worldwide.

The Company intends to capture a one percent (1%) share of the national market over the next 24 months and is targeted to accomplish a four percent (4%) market share within 36 months.

Neurochemical Research Group

Neurochemical has begun to build the Anaplex(TM) brand with distribution in Longs Drug Stores, a recognized leader in the chain drug industry trading on the NYSE since 1971 and one of the top ten chains in the Western States with over 400 stores. The division has run full page, full color consumer ads advertising Anaplex in Alternative Medicine magazine and Psychology Today and has planned insertions in T Magazine, Newsweek HealthShowcase editions and People Magazine.

The initial sell-in to Longs consisted of 232 cases at $279.60 per case of 12 for a total of $63,569.86, net of discounts and allowances. The Anaplex brand was shipped to AmerisourceBergen Services Corporation for distribution to Longs on August 27, 2002 and shelf placement was accomplished the first week of October, 2002. Neurochemical Research executed a Vendor Agreement with Longs Drug Stores of California, Inc. whereby the terms and conditions state that products purchased by Longs are on a guaranteed sale basis and may be returned to Vendor, for any reason and at the discretion of Longs for payment or credit. These terms and conditions are the standard, industry-wide. The initial term of the agreement is for one year from the effective date of September 19, 2002. Neurochemical received a reorder from Bergen for a total of 70 cases on October 9, 2002 and net receipts were $17,536.52. Payment terms are 2% 30/net 31.

Normal turn at the chain drug level per stockkeeping unit (sku) is approximately two and one-half times annually. Neurochemical is expecting a reorder for the initial amount of 232 cases in the immediate future as Longs had anticipated Anaplex would be a rapid replenishment sku.

              Results of Operation for Year Ended December 31, 2002

The Company generated no revenue during the period covered by this Report. Net losses for the year ending December 31, 2002, of $20,916 primarily attributable to research, development and marketing costs. The Company had total assets of $30,779 and total current liabilities of $61,051. The Company had $1,087 in working capital. The Company expects to continue to incur losses at least through fiscal year 2002, and there can be no assurance that the Company will achieve or maintain profitability, generate revenue or sustain future growth.

                         Liquidity and Capital Resources

At December 31, 2002, the Company's total assets of $30,779 were exceeded by current liabilities of $61,051. We had working capital of $1,087. We believe that additional working capital in the amount of $350,000 will need to be raised in the form of debt, equity or some other financing to meet our anticipated cash needs for at least the next 12 months. In the event financing is needed in the future, there can be no assurance that it will be available to the Company in an amount and on terms acceptable to us.

                             DESCRIPTION OF PROPERTY

                                Office Facilities

The Company currently leases office space at 3485 Sacramento Drive, Suite F, San Luis Obispo, California 93401. The monthly rent is $1969.88, and the lease expires on November 30, 2003. We have an option to extend the lease for an additional 3 years that we intend to exercise.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 10, 2002 the Company purchased the trademark registration "Zit Stick" (#1,314,233), from Daniel Tennant for 750,000 shares of stock. Value was placed at $18,750. Mr. Tennant is the husband of the Company's President, Carol Slavin.

On June 10, 2002 the Company issued  1,000,000  shares of common stock to Philip
M. Young in payment of a debt in the amount of $12,825.

On June 10, 2002 the Company issued 1,250,000 shares of common stock to North American Equity dba Coslabs, Ltd. For a value of $40,902 in partial satisfaction of a debt totaling 70,000 plus accrued interest. Natasha Tennant, the daughter of the Company's President, Carol Slavin, is the President of North American Equity dba Coslabs, Ltd.

On October 30, 2002, Daniel Tennant, Broadwalk Investment Corp and Philip M. Young returned to the Company an aggregate amount of 8,400,000 shares of common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

We are a development stage company that is still in the beginning stages of implementing our business plan. Our common stock is not listed on any exchange and there is no public trading market for the common stock, and there has been no market.

                   Approximate Number of Common Stock Holders

As of March 31, 2003, we had 29,700,000 shares of common stock outstanding, held by approximately 71 shareholders.

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.

                             EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by the Company for services rendered in all capacities to the Company from January 1, 2002 through the fiscal year ended December 31, 2002, of all officers and directors of the Company.

                                                                   Securities
Name and Principal                                                 Underlying
Positions at 12/31/01    Salary      Bonus     Compensation         Options

Carol Slavin              -0-         -0-          -0-                -0-
Director/President

Linda Hannon              -0-         -0-          -0-                -0-
Director/Secretary

Elizabeth Jaeger          -0-         -0-          -0-                -0-
Director


                        SHARES ELIGIBLE FOR FUTURE SALE.

Upon completion of the offering, we will have 29,700,000 shares of common stock outstanding. A current shareholder who is an "affiliate" of the company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about the Company. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.




                                  LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for the Company by The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008.

                                     EXPERTS

The financial statements of the Company as of December 31, 2002, included in this prospectus have been audited by Shelley Int'l, C.P.A., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

12 to 20 Plus, Inc. has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under Securities Act of 1933, as amended, with respect to the securities. This prospectus, which forms a part of the registration statements, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by this reference.

The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street NW, Room 1024, Washington, DC 20549, or on the Internet at http://www.sec.gov.

The Company will furnish to its shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                 TRANSFER AGENT

Our transfer agent is First American Transfer Company, 1717 East Bell Road, #2, Phoenix, Arizona 85022.

        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Shelley, Int'l, C.P.A. on accounting and financial disclosure matters.

                                    PART II

                              FINANCIAL STATEMENTS

                          FINANCIAL TABLE OF CONTENTS

        Report of Independent Certified Public Accountant .................. F-1

        Balance Sheets as of December 31, 2002 and 2001 .................... F-2

        Statement of Operation for the years 2002, 2001 and 2000 ........... F-3

        Statement of Stockholders' Equity for the period
        December 31, 1999 to December 31, 2002 ............................. F-4

        Statement of Cash Flows for the years 2002, 2001 and 2000 .......... F-5

        Notes to Financial Statement ................................ F-6 - F-12

                            SHELLEY INTERNATIONAL CPA
                               161 E. 1st. St. #1
                                 Mesa, AZ 85201
                                 (480) 461-8301


                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT
                -------------------------------------------------

To the Board of Directors/Audit Committee
12 TO 20 PLUS, INCORPORATED

     I have audited the accompanying balance sheets of 12 TO 20 PLUS, INCORPORATED as of December 31, 2002 and December 31, 2001 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with auditing standards generally accepted in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 12 TO 20 PLUS, INCORPORATED as of December 31, 2002 and 2001 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2002, 2001 and 2000 in conformity with generally accepted accounting principles in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced losses since inception. This factor raises substantial doubt about the Company's ability to continue as a going concern. This factor and others are detailed in notes. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

    March 26, 2003                                            Shelley Intl., CPA
                                       F-1

                          12 TO 20 Plus, Incorporated
                                 Balance Sheets
                        as of December 31, 2002 and 2001

                                                   12/31/2002         12/31/2001
                                     Assets
Cash                                                    1,087
Inventory                                               3,442              3,442
Prepaid Expenses                                            -
                                                --------------------------------

Total Current Assets                                    4,529              3,442
                                                --------------------------------

Equipment net                                           2,500              3,500
                                                --------------------------------

Other Assets
Trade Mark and Formulas                                23,750              5,000
                                                --------------------------------

Total Other Assets                                     23,750              5,000
                                                --------------------------------

    Total Assets                                       30,779             11,942
                                                ================================

                      Liabilities and Stockholders' Equity

Liabilities
Bank Overdraft                                                                46
Accounts Payable                                       18,584              2,426
Notes Payable                                          42,467             79,333
                                                --------------------------------

Total Current Liabilities                              61,051             81,805
                                                --------------------------------


Stockholders' Equity
Common Stock, authorized shares
100,000,000; outstanding shares 12/31/02
29,700,000, 12/31/01 6,073,483 shares,
par value $0.001                                       29,700              6,073
Additional Paid in Capital                             40,317              6,437
Stock Subscribed                                        3,000
Retained Earnings (Loss)                             (103,289)           (82,373)
                                                --------------------------------

    Total Stockholders' Equity                        (30,272)           (69,863)
                                                --------------------------------

    Total Liabilities and Stockholders' Equity         30,779             11,942
                                                ================================

        The accompanying notes are an intergral part of these statements
                                       F-2

                           12 TO 20 Plus, Incorporated
                             Statement of Operation
                       for the years 2002, 2001 and 2000

                                                Year          Year          Year
                                                2002          2001          2000
                                       ------------- ------------- -------------
Revenue
   Product Sales                                   -             -             -
                                       -----------------------------------------
Expenses
   Administrative Expenses                    10,129        22,068        30,312
   Consulting                                  5,752             -        18,250
   Depreciation                                1,000         1,000         1,000
   Interest Expense                            4,035         5,600         3,733
                                       -----------------------------------------
   Total Expenses                             20,916        28,668        53,295
                                       -----------------------------------------

Income before Taxes                          (20,916)      (28,668)      (53,295)
                                       -----------------------------------------
Provision for Income Taxes                         -             -             -

Net Income (Loss)                            (20,916)      (28,668)      (53,295)
                                       =========================================
Primary and Diluted Earnings per Share         a             a             a
                                       -----------------------------------------

Weighted Average Number of Shares         19,129,597     6,073,483     4,571,798
                                       -----------------------------------------

a = less than $0.001

The foreward stock splits were applied retroactively to the earnings per share

        The accompanying notes are an intergral part of these statements
                                      F-3

                          12 TO 20 PLUS, INCORPORATED
                       Statement of Stockholders' Equity
             for the period December 31, 1999 to December 31, 2002

                                          Common Stock             Offering       Warrants
                                                                  Additional       Stock       Accumulated      Total
                                       Shares        Amount    Paid in Capital   Subscribed       Deficit      Equity
                                  -----------------------------------------------------------------------------------
Total as of December 31, 1999         3,070,112         3,070           (2,660)                       (410)         -


Purchase of equipment                 1,668,539         1,669            3,331                                  5,000
Stock for services                      667,416           667              433                                  1,100
Purchase of stock                       667,416           667              333                                  1,000

Total loss for year                                                                                (53,295)
                                  -----------------------------------------------------------------------------------


Total as of December 31, 2000         6,073,483         6,073            6,437                     (53,705)   (41,195)

Total loss for year                                                                                (28,668)   (28,668)
                                  -----------------------------------------------------------------------------------

Total as of December 31, 2001         6,073,483         6,073            6,437            -        (82,373)   (69,863)

Stock exchanged for services            266,966           267            1,733                                  2,000
Trademark purchased with stock        5,005,618         5,006           13,744                                 18,750
Stock exchanged for debt              6,674,157         6,674            6,151                                 12,825
Stock exchanged for debt              8,342,697         8,343           32,559                                 40,902

recapitalization/reverse merger with
Loughran/Go Corporation               3,337,079          3,337        (20,307)                                (16,970)

                                                                                                                    -

Stock Subscribed                                                                      3,000                     3,000
Total Loss for year                                                                                (20,916)   (20,916)
                                  -----------------------------------------------------------------------------------

Balance, December 31, 2002           29,700,000        29,700           40,317        3,000       (103,289)   (30,272)
                                  ===================================================================================


The above shares have been adjusted ratably and retroactively for two foreward splits and one stock return

        The accompanying notes are an intergral part of these statements
                                      F-4

                          12 TO 20 PLUS, INCORPORATED
                            Statement of Cash Flows
                       for the years 2002, 2001 and 2000

                                                Year          Year          Year
                                                2002          2001          2000
                                       ------------- ------------- -------------
Net Income (Loss)                            (20,916)      (28,668)      (53,295)


Prepaid Expenses                                             2,287        (2,287)
Inventory                                          -        14,558       (18,000)
Depreciation net                               1,000         1,000           500
Payables                                      (5,003)        5,137        (2,665)
Stock for services
                                               2,000             -         1,100
                                       -----------------------------------------

Cash Provided by Operations                  (22,919)       (5,686)      (74,647)
                                       -----------------------------------------

Investing Activities
Purchase of Equipment net                     16,970             -             -
                                       -----------------------------------------

Cash Utilized for Investing                   16,970             -             -
                                       -----------------------------------------

Financing Activities

Notes Payable net                              4,036         5,600        73,733
Sale of Common Stock                           3,000             -         1,000
                                       -----------------------------------------

   Cash Provided by Financing                  7,036         5,600        74,733
                                       -----------------------------------------

Net Cash                                       1,087           (86)           86

Beginning Cash                                     -            86             -
                                       -----------------------------------------

Ending Cash                                    1,087             -            86
                                       =========================================

Supplemental Information

Year 2002, Taxes paid $0, Interest expense $3,733
Year 2001, Taxes paid $0, Interest expense $5,600
Year 2000, Taxes paid $0, Interest expense $4,035

Significant non cash transactions

See Note 4 for details of stock transactions

        The accompanying notes are an intergral part of these statements
                                      F-5

                           12 TO 20 PLUS, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. OVERVIEW OF OPERATIONS AND ACCOUNTING POLICIES

12 TO 20 PLUS INCORPORATED (originally Loughran/Go Corporation), was incorporated in April 26, 1996. The Company was organized to manufacture and market over-the-counter medical remedies and similar products through retail establishments. During 1996 the Company purchased formulae for the remedies. During the year 2000 inventory was purchased and additional promotion of products was begun. Although no sales have taken place to date, management has actively been distributing samples and expects sales to begin soon.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company had negative cash flow from operations and incurred a net loss during the previous two years. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to achieve sufficient cash flow from operations or secure adequate future financing and be therefore unable to continue as a going concern.

Product Development

Currently the Company has rights to manufacture and market six products, namely the Zit Stick Patch, Zit Stick, Pimple Pencil, Zit Stick Facial Wash, Body Cleansing Bar and Blemish-Free Lotion. The Company also holds the rights the trademark Zit Stick.

Marketing Strategy

The Company plans to market its products through an animated web site designed by an illustrator who creates special effects for the movie industry. The Company may also sell to Drugstore.com. Consumer advertising in magazines will promote the web site experience. The Company had initially sought to sell into large drug chains, however, the cost of doing business with these retailers is prohibitive and in addition, each sale is guaranteed by the vendor.

Revenue Recognition

The Company will recognize revenue upon shipment to the web site purchaser

Research and Development

The Company expenses product research and development costs as they are incurred. The Company does not expect to have much research and development costs.

Advertising

Advertising costs are expensed as incurred. Advertising expense totaled $0 for the year 2002, $0 for the year 2001 and $0 for the year 2000.
                                      F-6

Inventory

The Company contracts with a third party to manufacture the units and is not billed for nor obligated for any work-in-process. Inventory is all finished goods and is stated at lower of cost or market on a FIFO basis. Reduction in inventory during the year 2001 is attributable to passing out samples to potential customers.

                                       12/31/02     12/31/01      12/31/00

                                          3,442        3,442        18,000
                                       --------     --------      --------
Equipment

Equipment is depreciated using the straight-line method over the estimated useful lives, which is five years.

Fixed assets consist of the following:
                                       12/31/02     12/31/01      12/31/00

      Office equipment                    5,000        5,000         5,000
                                       --------     --------      --------
      Total fixed assets                  5,000        5,000         5,000
                                       --------     --------      --------
      Less: Accumulated depreciation     (2,500)      (1,500)         (500)
                                       --------     --------      --------
      Total                               2,500        3,500         4,500
                                       --------     --------      --------
Trademark and Formulae

      Formulae                            5,000        5,000         5,000
      Trademark                          18,750            0             0
      Accumulated Amortization
        or Impairment                        (0)          (0)           (0)
                                       --------     --------      --------
      Net Patents                        23,750        5,000         5,000
                                       --------     --------      --------

The Company purchased the rights to five formulae on July 23, 1996. These were purchased with stock.

                                                  Pre-split     Post-split
      Name                             Value        Shares        Shares
      Zit Stick trademark             $1,000        10,000        66,742
      Zit Stick formula                1,000        10,000        66,742
      Facial Wash                      1,000        10,000        66,742
      Body Cleansing Bar               1,000        10,000        66,742
      Blemish-Free Lotion              1,000        10,000        66,740
                                       -----        ------       -------
      Total                           $5,000        50,000       333,708
                                       -----        ------       -------

On June 10, 2002 the Company purchased the trademark registration "Zit Stick" (#1,314,233), from its owner, Daniel Tennant, for 750,000 pre-split, 5,005,618 post-split shares of stock. Value was placed at $18,750. The previous owner is a company controlled by a major shareholder. No amortization or impairment has been taken against this value during the year 2002.
                                      F-7

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has no potentially dilutive securities outstanding at the end of the statement periods. Therefore, the basic and diluted earnings (loss) per share are presented on the face of the statement of operations as the same number.

Stock Based Compensation

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely, employees/directors and non-employees/directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. The employee/directors non-compensatory securities are recorded when the stock is sold at the sales price. The compensatory stock may be recorded in one of two different methods. Compensation is calculated and recorded either at the securities' fair value or intrinsic value. The Company has selected to utilize the fair value method for valuing and recording options.

Warranty and Right of Return

The Company currently does not have a warranty or right of return policy. The Company plans to secure product liability insurance as soon as it commences shipment of goods.


NOTE 2. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS:

Notes payable and capital lease obligations consist of the following:

                                       12/31/02     12/31/01      12/31/00

Demand note from shareholder
Interest at 8%                           35,000       70,000        70.000

Accrued Interest                          7,467        9,333         3,733
                                       --------     --------      --------
Total  Notes Payable                     42,467       79,333        73,733
                                       --------     --------      --------
                                      F-8

NOTE 3. STOCKHOLDERS' EQUITY

Authorized Capital Stock

The Company (Loughran/Go Corporation) was incorporated April 29, 1996 in the state of Nevada. The Company is authorized to issue 100,000,000 shares of common stock. The two forward stock splits and one stock retirement have been retroactively and ratably applied to all share amounts listed below unless otherwise stated.

The Company founders were issued 410,000 pre-split, 2,736,406 post-split shares of common stock to cover the costs of incorporation, which was $410.

The Company purchased the rights to use five formulae on July 23, 1996. These were purchased with stock.

                                                  Pre-split     Post-split
      Name                             Value        Shares        Shares
      Zit Stick trademark             $1,000        10,000        66,742
      Zit Stick formula                1,000        10,000        66,742
      Facial Wash                      1,000        10,000        66,742
      Body Cleansing Bar               1,000        10,000        66,742
      Blemish-Free Lotion              1,000        10,000        66,740
                                       -----        ------       -------
      Total                           $5,000        50,000       333,708
                                       -----        ------       -------
Year 2000

The Company sold 100,000 pre-split, 667,416 post-split shares of common stock for $1,000 on March 5, 2000.

On March 31, 2000 the Company traded consulting valued at $500 for 50,000 pre-split, 333,708 post-split shares of common stock.

On March 31, 2000 the Company traded the rental of office equipment valued at $600 for 50,000 pre-split, 333,708 post split shares of common stock.

On April 1, 2000 the Company purchased computer equipment valued at $5,000 with 250,000 pre-split, 1,668,539 post-split shares of common stock.

Year 2002

On June 10, 2002 the Company purchased the trademark registration "Zit Stick" (#1,314,233), from its Daniel Tennant for 750,000 pre-split, 5,005,618 post-split shares of stock. Value was placed at $18,750. No amortization or impairment has been taken against this value during the year 2002.

On June 10, 2002 the Company issued 1,000,000 pre-split, 6,674,157 post-split shares of common stock to a shareholder in exchange for debt of $12,825 acquired in the merger with Loughran/Go.

On June 10, 2002 the Company issued 1,250,000 pre-split, 8,342,697 post-split shares of common stock in exchange for debt and accrued interest of $40,902.

On June 13, 2002 the Company approved a forward stock split of 3 shares for 1. This increased the number of shares from 4,450,000 to 13,350,000.

On October 30, 2002 three of the major shareholders returned to the Company 8,400,000 shares of common stock. As part of this same transaction the Company approved a second forward stock split of 6 to 1.
                                      F-9

      Shares at 9/30/02                13,350,000
      Shares returned to Company       (8,400,000)
                                       ----------
      Shares remaining                  4,970,000
      Forward stock split              29,700,000

On December 19, 2003 the Company sold for $3,000 16,667 shares of common stock. This stock has not been issued yet and is listed as stock subscribed as of December 31, 2002. This stock is convertible into a note at 9% interest if it has not been issued within 12 months.

The foregoing shares were issued in private transactions or private placements intended to meet the requirements of one or more exemptions from registration.

NOTE 3. INCOME TAXES:

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $22,724, which is calculated by multiplying a 22% estimated tax rate by the cumulative NOL of $103,289. The total valuation allowance is a comparable $22,724.

The provision for income taxes is comprised of the net change in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.

                                       12/31/02     12/31/01      12/31/00

      Net change in deferred taxes            0            0             0
      Current taxes payable                   0            0             0
      Provision for Income Taxes              0            0             0


Below is a chart showing the estimated federal net operating losses and the years in which they will expire.

                                       Year         Amount  Expiration
                              1999 and prior        23,832        2011
                                       2000         29,873        2020
                                       2001         28,668        2021
                                       2002         20,916        2022
                                                   -------
                                  Total NOL        103,289
                                                   -------

The Company has filed no income tax returns since inception. Management is planning to complete these during the first part of 2003.
                                      F-10

NOTE 4. LEASES AND OTHER COMMITMENTS:

The office rent is month to month. The numbers shown below assume that the Company will remain in its current office space.

                    Year 1       Year 2       Year 3       Year 4       Year 5
Office Lease         7,213        7,213        7,213        7,213        7,213


NOTE 5. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards SFAS 142-147 and their effect on the Company.

SFAS 142 Goodwill and Other Intangibles Assets

This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB 17. It addresses how intangible assets that are acquired individually or with a group (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The effective date for this Statement is December 15, 2001.

SFAS 143 Accounting for Asset Retirement Obligations

This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of leases. This Statement amends SFAS 19. The effective date for this Statement is June 15, 2002.

SFAS 144 Accounting for the Impairment or Disposal of Long-Lived Assets

This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS 121, the accounting and reporting provisions of APB 30 and amends ARB 51. The effective date of this Statement is December 15, 2001.

SFAS 145 Extra-ordinary item classification, Sale-lease-back classification

This statement rescinds SFAS 4, 44 and 64 and reinstates APB 30 as the standard for the classification of gains and losses of the extinguishment of debt as an operating lease be accounted for under the sale-lease-back provisions of SFAS
98. The effective date of this statement is May 15, 2002.

SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities

This statement requires companies to recognize costs associated with exit or disposal activities, other than SFAS 143 costs, when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of these costs are lease termination costs, employee severance costs associated with restructuring, discontinued operation, plant closing, or other exit or disposal activity. This statement is effective after December 15, 2002.
                                      F-11
                                       34
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SFAS 147 Acquisitions of Certain  Financial  Institutions - an amendment of FASB
Statement No. 72 and 144 and FASB Interpretation No. 9

This statement makes the acquisition of financial institutions come under the statements 141 and 142 instead of statement 72, 144 and FASB Interpretation No.
9. This statement is applicable for acquisition on or after October 1, 2002.

The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.

NOTE 6. SEGMENT INFORMATION

Segment information is presented in accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This standard is based on a management approach, which requires segmentation based upon the Company's internal organization and disclosure of revenue based upon internal accounting methods. From inception through September 30, 2002 the Company has not generated any sales and therefore has no segment information. It is expected that once sale begin segment information will include sales by product and well as geographic areas.

NOTE 7. COMPLIANCE WITH SARBANES-OXLEY ACT OF 2002

The Company does not currently comply with all of the provisions of the Sarbanes-Oxley Act of 2002. It is the intention of the Company to comply with the rules and structure mandated therein. To this end the Company is seeking potential independent directors.

The new Act also requires an audit committee to consist of at least three independent members, one of which needs to be a financial and accounting expert. Currently, the Company has no separate audit committee and is also seeking potential audit committee members to serve on its future audit committee.

It  should  be  noted  that  the  Company  may  experience   trouble  attracting
independent directors because, at this time, it does not have Directors and Officers Liability Insurance in place.

NOTE 8. MERGER WITH LOUGHRAN/GO

On April 12, 2002 the Company merged with Loughran/Go Corporation which was a Nevada corporation. Loughran/Go Corporation was the surviving corporation. The merger was a recapitalization accounted for as a reverse acquisition. This means that the historical numbers of 12 TO 20 PLUS, INCORPORATED are to be used for comparative purposes. The Company name was then changed to 12 TO 20 PLUS, INCORPORATED. The purpose of the merger was to make the Company more attractive to investors. The raising of additional capital would enable the Company to continue to promote its products.

The balance sheet of Loughran/Go prior to the merger was as follows.

         Assets                               0
         Payables                        16,970
         Negative Net Worth             (16,970)
                                        -------

                                      F-12

                                    PART III

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

The Company's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of the Company. The effect of these provisions is potentially to indemnify the Company's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b)  unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Bylaws of the Company, filed as Exhibit 3.2, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the Company, absent a finding of negligence or misconduct in office.

The Company's Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                                 Amount
 SEC registration fee                                         $     683
 Printing and engraving expenses                              $     500
 Registration Statement fees and expenses                     $  15,000
 Accountants' fees and expenses                               $   9,000
 Transfer agent's and registrar's fees                        $     800
     and expenses
 Miscellaneous                                                $     500
                                                             __________
       Total                                                  $  26,483

The Registrant will bear all of the expenses shown above.

                     RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of 12 to 20 Plus, Inc. securities without registration for the past three (3) years. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

In May, 2002, the Company issued 950,000 shares of its common stock to the shareholders of 12 to 20 pursuant to the Plan of Merger.

On June 10, 2002 the Company purchased the trademark registration "Zit Stick" (#1,314,233), from Daniel Tennant for 750,000 shares of stock at a value of $18,750.

On June 10, 2002 the Company issued  1,000,000  shares of common stock to Philip
M. Young in satisfaction of a debt in the amount of $12,825.

On June 10, 2002 the Company issued 1,250,000 shares of common stock to North American Equity dba Coslabs,Ltd. at a value of $40,902 in partial satisfaction of a debt totaling $70,000, plus accrued interest.


The foregoing shares were issued in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Section 4(2) of the Securities Act of 1933, as amended ("Act"), given the transactions did not involve public solicitation or advertising, and the securities issued bore a restricted legend thereon as "restricted securities." As to the Section 4(2) transactions, we relied upon Section 4(2) of the Securities Act of 1933, as amended. The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.


                                    EXHIBITS

The following exhibits are filed as part of this Registration Statement:

     Exhibit
     Number       Description

     3.1  Articles of Incorporation (1)
     3.2  Bylaws (1)
     3.3  Articles and Plan of Merger (1)
     3.4  Amendment to Articles of Incorporation (1)
     3.5  Amendment to Articles of Incorporation
     3.6  Asset Purchase Agreement
     5.1  Opinion re: Legality/Consent of Counsel
     23.1 Consent of Independent Auditors
     ---------------------------------------------------------------------------
     (1) Incorporated by reference to Form 8-K filed June 20, 2002.

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling 12 to 20 Plus, Inc. pursuant to provisions of the State of Nevada or otherwise, 12 to 20 Plus, Inc. has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, United States of America.

Date: April 9, 2003

12 to 20 Plus, Incorporated

By: /s/ Carol Slavin
--------------------------------
        Carol Slavin,  President

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

Date: April 9, 2003

By: /s/Carol Slavin
----------------------------------
       Carol Slavin, Director

By: /s/Linda Hannon
---------------------------------
       Linda Hannon, Director

By: /s/Elizabeth Yeager
---------------------------------
       Elizabeth Yeager, Director